Exhibit 4

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other person, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of April 1, 2011.

Riviera Voteco, L.L.C. /s/ Marcos Alvarado Name: Marcos Alvarado Title: Authorized Person	BSS Voteco, L.L.C. /s/ Barry S. Sternlicht Name: Barry S. Sternlicht Title: Member
/s/ Barry S. Sternlicht Barry S. Sternlicht